Exhibit (a)(1)(viii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares and/or ADSs (both, as defined below). The U.S. Offer (as defined below) is made only by the U.S. Offer to Purchase, dated April 30, 2018, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter and any amendments or supplements thereto, and is being made to all U.S. Holders (as defined below) of Ordinary Shares and all holders of ADSs, wherever located. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Ordinary Shares in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Takeda (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Takeda.

Notice of Offer to Purchase

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES, HELD BY ALL HOLDERS, WHEREVER LOCATED

of

TIGENIX

for

€1.78 PER ORDINARY SHARE

and

€35.60 PER AMERICAN DEPOSITARY SHARE, PAYABLE IN U.S. DOLLARS

Pursuant to the U.S. Offer to Purchase dated April 30, 2018

by

TAKEDA PHARMACEUTICAL COMPANY LIMITED

Takeda Pharmaceutical Company Limited, a company organized under the laws of Japan, (“Takeda”) is offering to purchase (i) up to 100% of the publicly-held ordinary shares (such shares collectively, the “Ordinary Shares” and each an “Ordinary Share”) of TiGenix NV, a limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under the laws of Belgium (“TiGenix”), which amount shall be deemed to include such additional Ordinary Shares as may be issued from time to time as a result of the exercise of Warrants (as defined below), but to exclude any Ordinary Shares that are owned by Takeda and its affiliates and Ordinary Shares as are represented by American Depositary Shares (such shares collectively, “ADSs” and each an “ADS”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and (ii) up to 100% of the ADSs, with each ADS representing 20 Ordinary Shares, from all holders, wherever located, excluding ADSs owned by Takeda and its affiliates, at a purchase price of €1.78 for each Ordinary Share (the “Price Per Ordinary Share”) and €35.60 for each ADS (the “Price Per ADS” and, together with the Price Per Ordinary Share, the “Offer Price”), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated April 30, 2018 (the “U.S. Offer to Purchase”), and in the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter, as applicable (which, together with the U.S. Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”). The Price Per Ordinary Share will be payable in Euros, while the Price Per ADS will be payable in U.S. dollars in the manner described in Section 2 — “Acceptance for Payment and Payment for Ordinary Shares and ADSs” of the U.S. Offer to Purchase.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MAY 31, 2018, UNLESS THE U.S. OFFER IS EXTENDED.

The U.S. Offer is being made pursuant to that certain Offer and Support Agreement, dated January 5, 2018 (as it may be amended from time to time, the “Transaction Agreement”), by and between Takeda and TiGenix. Takeda is offering to purchase all Ordinary Shares, ADSs, warrants to acquire Ordinary Shares (the “Warrants” and each a “Warrant”, and together with the Ordinary Shares and ADSs, the “Securities”), in two separate, but concurrent and related, offers in Belgium (the “Belgian Offer”) and in the United States (the U.S. Offer), respectively. The U.S. Offer and the Belgian Offer are referred to collectively as the “Offers.”

The U.S. Offer commenced on April 30, 2018 and will expire at 10:00 a.m., New York City time, on the Initial Expiration Date. The term “Initial Expiration Date” means May 31, 2018, unless the expiration of the U.S. Offer is extended to a subsequent date in accordance with U.S. and Belgian law, in which case the term “Initial Expiration Date” means the latest date to which the U.S. Offer is extended (the period of time from commencement through the Initial Expiration Date, the “Initial Acceptance Period”). U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Initial Acceptance Period will have withdrawal rights during the Initial Acceptance Period with respect to such tendered securities.

Upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter, Takeda will accept for payment Ordinary Shares held by U.S. holders or ADSs that are validly tendered and not properly withdrawn before 10:00 a.m., New York City time, on the Initial Expiration Date. The results of the Initial Acceptance Period, will be published within five (5) Business Days following the Initial Expiration Date. Following the Initial Acceptance Period, unless the Offers have been terminated, one or more subsequent offering periods will be provided, each as described further below (each a “Subsequent Offering Period”). If all of the Conditions to the Offers are satisfied or waived, Takeda is contractually required under the Transaction Agreement to provide for a Subsequent Offering Period of at least ten (10) Business Days, during which U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, in each case not previously tendered into the U.S. Offer prior to the expiration of the Initial Acceptance Period, may tender their Ordinary Shares and ADSs into the U.S. Offer (the “Second Acceptance Period”). For purposes of the U.S. Offer to Purchase, “Business Day” shall mean any day on which Belgian banks and the banks of the state of New York are open to the public, except Saturdays and Sundays, and otherwise as defined pursuant to Exchange Act Rule 14d-1(g)(3). With respect to the U.S. Offer, the Second Acceptance Period will commence immediately following the publication of results of the Initial Acceptance Period. With respect to the Belgian Offer, the Second Acceptance Period will commence on the tenth (10th) Business Day following the publication of the results of the Initial Acceptance Period. The Second Acceptance Period will be applicable to each of the U.S. Offer and the Belgian Offer and the expiration date of the Second Acceptance Period will be the same for each of the U.S. Offer and the Belgian Offer. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Second Acceptance Period will have withdrawal rights during the Second Acceptance Period with respect to such tendered securities.

If, following the expiration of the Initial Acceptance Period or following the expiration of the Second Acceptance Period, Takeda holds, as a result of the Offers, at least 90% of the outstanding Ordinary Shares (including Ordinary Shares representing ADSs), Takeda must provide for a subsequent offering period of at least five (5) Business Days and no more than fifteen (15) Business Days (the “Mandatory Subsequent Offering Period”). The Mandatory Subsequent Offering Period will commence immediately following the publication of the results of the Initial Acceptance Period or Second Acceptance Period, as applicable. Such results will be published within five (5) Business Days following the Initial Expiration Date or the expiration date of the Second Acceptance Period. If the Mandatory Subsequent Offering Period were required to be undertaken following the Initial Acceptance Period, Takeda would commence such Mandatory Subsequent Acceptance Period in accordance with the timing of the Second Acceptance Period, as described above, in which case such Mandatory Subsequent Offering Period would satisfy the requirements of the Second Acceptance Period. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Mandatory Subsequent Offering Period will have withdrawal rights during the Mandatory Subsequent Offering Period with respect to such tendered securities. If, following a Mandatory Subsequent Offering Period, Takeda holds, as a result of the Offers, less than 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), Takeda may, in its sole discretion and subject to certain restrictions under Belgian law, elect to provide for one or more additional Subsequent Offering Period(s) of at least five (5) Business Days in the same manner and timing as the Mandatory Subsequent Offering Period (each a “Voluntary Subsequent Offering Period”).

If, following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, as applicable, Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares that are the subject of the Offers, Takeda will, in accordance with Belgian law, and is required under the Transaction Agreement to, proceed with a squeeze out (the “Squeeze-Out”), organized as an additional Subsequent Offering Period (the “Squeeze-Out Period”). During the Squeeze-Out Period, holders of Ordinary Shares or ADSs would be able to tender Ordinary Shares and ADSs not previously tendered into the U.S. Offer prior to the expiration of the Initial Acceptance Period or any Subsequent Offering Period, under the same conditions as in such previous periods and at the Offer Price. Under Belgian law, the Squeeze-Out must be commenced within three (3) months following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, as applicable, and must remain open for at least fifteen (15) Business Days. However, it is expected that, if the thresholds for a Squeeze-Out are met under applicable Belgian law, Takeda will commence a Squeeze-Out Period immediately following the publication of results of the Initial Acceptance Period or prior Subsequent Offering Period, as applicable. If the Squeeze-Out could be undertaken following the Initial Acceptance Period, Takeda will commence the Squeeze-Out Period in accordance with the timing of the Second Acceptance Period, as described above, in which case the Squeeze-Out Period would satisfy the requirements of the Second Acceptance Period. U.S. Holders of Ordinary Shares and holders of ADSs, wherever located, tendering their securities during the Squeeze-Out Period will have withdrawal rights during the Squeeze-Out Period with respect to such tendered securities. Pursuant to Belgian law, at the conclusion of the Squeeze-Out, any Ordinary Shares (including Ordinary Shares represented by ADSs) not tendered in the U.S. Offer shall be deemed transferred to Takeda by operation of Belgian law for the Offer Price.

If, following the expiration of the Initial Acceptance Period or any prior Subsequent Offering Period, Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares (including Ordinary Shares represented by ADSs) that are the subject of the Offers, any holder of Ordinary Shares (including Ordinary Shares represented by ADSs) who has not tendered such Ordinary Shares (including Ordinary Shares represented by ADSs) can obligate Takeda to acquire such Ordinary Shares (including Ordinary Shares represented by ADSs) at the Offer Price (the “Sell-Out”). However, pursuant to the terms of the Transaction Agreement, if Takeda (a) holds, as a result of the Offers, at least 95% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) and (b) acquired at least 90% of the Ordinary Shares (including Ordinary Shares represented by ADSs) that are the subject of the Offers, Takeda is required to proceed with the Squeeze-Out, rendering the Sell-Out unnecessary.

Takeda is not required to accept for payment or pay for any tendered Ordinary Shares or ADSs, unless the following conditions to the offers (the “Conditions to the Offers”) have been satisfied (or waived by Takeda) (see Section 15 — “Conditions to the Offers” of the U.S. Offer to Purchase): (i) the Minimum Acceptance Condition, i.e., the tender into the Offers, in the aggregate, of a number of Ordinary Shares, Warrants and ADSs that, together with all Ordinary Shares, Warrants and ADSs owned by Takeda and its affiliates, represents or gives access to 85% or more of the voting rights represented or given access to by all of the outstanding Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the Initial Acceptance Period, and (ii) the absence of a Material Adverse Effect (as such term is defined in the Transaction Agreement) occurring at any time after January 5, 2018 and prior to the publication of the results of the Initial Acceptance Period. The U.S. Offer is not subject to a financing condition.

The Board of Directors of TiGenix has unanimously recommended that holders of Securities accept the Offers and tender their Securities to Takeda pursuant to the Offers, as applicable.

Subject to the terms of the U.S. Offer to Purchase, Takeda reserves the absolute right to reject any and all tenders that Takeda determine are not in proper form or the acceptance for payment of, or payment for which may, in Takeda’s opinion, be unlawful. Takeda also reserves the right to waive any defect or irregularity in the tender of any Ordinary Shares and/or ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other security holders.

In the U.S. Offer, BNP Paribas Fortis NV/SA (the “U.S. Share Tender Agent”) will act as agent for the purpose of receiving payments from Takeda for tendered Ordinary Shares. The U.S. Share Tender Agent will pay the U.S holder’s custodian credit institution or financial services institution (each, a “Custodian Institution”) that holds their Ordinary Shares. Parties which have tendered Ordinary Shares will receive a check from the Custodian Institution for an amount equal to the aggregate Offer Price of their tendered Ordinary Shares that Takeda has accepted for payment. If Ordinary Shares are held through a broker or other securities intermediary, the U.S. Share Tender Agent will credit DTC, for allocation by DTC to a tendering party’s broker or other securities intermediary, with an amount equal to the Price Per Ordinary Share for such party’s Ordinary Shares that Takeda has accepted for payment.

In the U.S. Offer, Computershare, Inc. (the “U.S. ADS Tender Agent”) will act as agent for the purpose of (i) receiving payments from Takeda for tendered ADSs and (ii) transmitting such payments to parties which have tendered ADSs. For ADSs held through a broker or other securities intermediary, the U.S. ADS Tender Agent will credit Cede & Co., as nominee for DTC, for allocation to a tendering party’s broker or other securities intermediary, with an amount equal to the Price Per ADS for such party’s ADSs that Takeda has accepted for payment.

Note that (i) the U.S. Share Tender Agent will act as agent for all tendering U.S. Holders of Ordinary Shares for the purpose of receiving payment from Takeda and transmitting payment to the tendering U.S. Holders of Ordinary Shares who tender such Ordinary Shares into the U.S. Offer and (ii) the U.S. ADS Tender Agent will act as agent for all tendering holders of ADSs for the purpose of receiving payment from Takeda and transmitting payment to the tendering holders of ADSs who tender such ADSs into the U.S. Offer. Under no circumstances will Takeda pay interest on the Offer Price for the Ordinary Shares held by U.S. Holders or the ADSs, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders or the ADSs.

U.S. Holders of Ordinary Shares may only accept the U.S. Offer by providing their Custodian Institution with the Share Acceptance Letter prior to 10:00 a.m., New York City time, on the Initial Expiration Date or prior to the date and time of the expiration of any Subsequent Offering Period.

Holders of ADSs may tender their ADSs by taking, or causing to be taken, the following actions prior to 10:00 a.m., New York City time, on the Initial Expiration Date or the date and time of the expiration of any Subsequent Offering Period: (i) book-entry transfer of their ADSs into the account of the U.S. ADS Tender Agent at DTC, pursuant to the procedures described in the U.S. Offer to Purchase; or (ii) the delivery to the U.S. ADS Tender Agent, at one of its addresses set forth on the back cover of the U.S. Offer to Purchase, of either (A) a properly completed and duly executed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees; or (B) an Agent’s Message (as defined in the U.S. Offer to Purchase); or (C) a notice of guaranteed delivery or any other documents required by the ADS Letter of Transmittal properly transmitted to the U.S. ADS Tender Agent through the Automated Tender Offer Program at DTC or at one of its addresses set forth on the back cover of the U.S. Offer to Purchase.

Shares and ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time before 10:00 a.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Subsequent Offering Period) or such earlier cut-off time and date as a tendering party’s broker or other securities intermediary may specify, if applicable. Ordinary Shares or ADSs tendered during the Squeeze-Out Period may also be withdrawn prior to the expiration of the Squeeze-Out Period; however, any Ordinary Shares (including Ordinary Shares represented by ADSs) not tendered during the Squeeze-Out Period (including Ordinary Shares represented by ADSs withdrawn or not properly re-tendered) will be transferred to Takeda by operation of Belgian law at the expiration of the Squeeze-Out Period. For a withdrawal of Ordinary Shares to be effective, a tendering party must (i) have previously validly tendered Ordinary Shares and (ii) instruct that such party’s broker or securities intermediary properly complete the Share Withdrawal Letter on such party’s behalf and send it to the U.S. Share Tender Agent in accordance with the instructions contained therein and in this U.S. Offer to Purchase. For a withdrawal of ADSs to be effective, a tendering party must (i) have previously validly tendered ADSs and (ii) instruct that such party’s broker or securities intermediary provide the U.S. ADS Tender Agent with a notice of withdrawal on such party’s behalf. In turn, the U.S. ADS Tender Agent will comply with the procedures of DTC with respect to withdrawal of ADSs and in accordance with the instructions contained in this U.S. Offer to Purchase.

A notice of withdrawal may not be rescinded and withdrawn Ordinary Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, withdrawn Ordinary Shares or ADSs may be re-tendered at any time before 10:00 a.m., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Subsequent Offering Period, as applicable), by following the procedures for tendering described in Section 3 —“Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and/or ADSs” of the U.S. Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the U.S. Offer to Purchase and is incorporated herein by reference.

The U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter will be mailed to record U.S. Holders of Ordinary Shares and record holders of ADSs whose names appear on TiGenix’s shareholder list and will be furnished for subsequent transmittal to beneficial owners of Ordinary Shares and ADSs to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

Each holder of Ordinary Shares or ADSs is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Ordinary Shares or ADSs pursuant to the U.S. Offer.

The U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal and the related Share Withdrawal Letter contain important information. U.S. Holders of Ordinary Shares and holders of ADSs should carefully read all documents in their entirety before any decision is made with respect to the U.S. Offer.

Questions or requests for assistance may be directed to Georgeson LLC, as U.S. information agent (the “U.S. Information Agent”) at the address and telephone numbers set forth below. Additional copies of this U.S. Offer to Purchase, the related Share Acceptance Letter, the related ADS Letter of Transmittal, the related Share Withdrawal Letter and other tender offer documents may be obtained free of charge from the U.S. Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees. Takeda will not pay any fees or commissions to any broker or dealer or to any other person (other than to the U.S Information Agent, the U.S. Share Tender Agent and the U.S ADS Tender Agent) in connection with the solicitation of tenders of ADSs or Ordinary Shares held by U.S. Holders pursuant to the U.S. Offer.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC

1290 Avenue of the Americas

9th Floor

New York, NY 10104

E-mail: TIG-offer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 391-6921

April 30, 2018

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